EXHIBIT 99.1

          Schnitzer Steel Reports Record Quarterly Earnings

    PORTLAND, Ore.--(BUSINESS WIRE)--April 1, 2004--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported net income of $18.5 million or $0.89 per diluted share on revenues of $161.6 million for the second fiscal quarter ended February 29, 2004. In comparison, the Company reported net income of $8.4 million or $0.44 per diluted share on revenues of $124.7 million for the quarter ended February 28, 2003.
    For the first six months of fiscal 2004, Schnitzer Steel reported net earnings of $30.7 million or $1.48 per diluted share on revenues of $290.0 million. These amounts compare to net income of $11.3 million or $0.60 per diluted share on revenues of $215.3 million during the first six months of fiscal 2003.
    "The second quarter of fiscal 2004 was a strong quarter for Schnitzer Steel," said Robert W. Philip, Chairman and Chief Executive Officer. "In fact, our quarterly net income achieved record levels and our income from operations exceeded the forecasted range we provided in our last earnings release. The quarter's results were led by the exceptional performance of our wholly owned Metals Recycling Business. Overall, markets for recycled ferrous metal were strong and rising throughout the second quarter. Demand continued to remain good in Asia, but the domestic market seemed to show the greatest improvement as demand and prices for finished steel products rose. Partially offsetting the higher ferrous metal selling prices were sharp rises in the amounts paid for both unprocessed metal and export shipping costs. The second quarter of fiscal 2004 was also highlighted by the return to profitability of our Steel Manufacturing Business and the announced expansion of our Pick-N-Pull Auto Parts Business."

    Metals Recycling Business

    The Company's wholly owned Metals Recycling Business reported operating income of $13.2 million in the second quarter of fiscal 2004, an improvement of $4.7 million or 55% over the same quarter last year. Operating income divided by ferrous tons sold averaged $26 per ton in the second quarter of fiscal 2004, which compares to $15 per ton and $24 per ton in the second quarter of fiscal 2003 and the first quarter of fiscal 2004, respectively. The improved operating margins were primarily driven by higher average selling prices, which rose by 42% and 13%, over the second quarter of fiscal 2003 and the first quarter of 2004, respectively. Overall, market selling prices rose rapidly in the second fiscal quarter due primarily to the strength in demand from domestic steel manufacturers who saw their finished product order backlog and prices grow. Fiscal 2004 second quarter average domestic selling prices actually increased at a greater rate than our average export selling prices, which was primarily caused by the timing of when orders are received and shipped. Export orders are typically received 60-90 days ahead of shipment, whereas domestic sales are typically shipped within 30 days of order.
    Partially offsetting the higher selling prices were lower sales volumes and increases in amounts paid for unprocessed metal and ocean charters. Ferrous sales volumes amounted to 501,000 tons in the second quarter of fiscal 2004, which compares to 555,000 tons in last year's second quarter. Second quarter 2003 sales volume was a record quarterly high caused by export customers delaying orders in the first quarter of fiscal 2003. This year's second quarter sales volumes were more typical of the quarterly shipment rate. Export sales shipping costs continued to climb in the second quarter of fiscal 2004 and were 72% and 30% above the second quarter of fiscal 2003 and first quarter of fiscal 2004, respectively. Ocean freight rates have been rising due primarily to increasing demand from Asia for various bulk commodities.

    Joint Venture Businesses

    Income from Joint Ventures amounted to $8.7 million for the second quarter of fiscal 2004 compared to $6.2 million in last year's second quarter. The increase in the joint ventures' quarterly income came primarily from a significant margin improvement in our global trading joint venture that has been growing its market share and is now serving additional markets and customers.
    The joint venture processors of recycled metal reported relatively flat operating income in the fiscal 2004 second quarter as compared to the prior year period and did not experience the same rise in profitability as the Company's wholly owned Metals Recycling Business. The processing joint ventures, which are mainly based in the northeastern U.S. and southern California, experienced similar gross selling prices (before freight and ship loading costs) as the Company's west coast based wholly owned Metals Recycling Business; however, our east coast based joint ventures' export shipping costs were significantly higher than was experienced by the west coast businesses, which constrained profits. In addition, sales volumes from the joint venture processors of recycled metal declined 12% from the prior year quarter due primarily to the fact that last year's second quarter volume was near record levels and was the result of customer order delays from the first quarter of fiscal 2003.

    Auto Parts Business

    The Auto Parts Business reported operating income of $5.1 million in the second quarter of fiscal 2004, which compares to $5.0 million in the 2003 second quarter. Second quarter 2004 retail revenues were relatively unchanged from the prior year quarter; however, wholesale revenues increased due to generally higher selling prices and slightly higher sales volumes. The higher revenues were offset by increases in inventory and labor costs as well as from additional amortization of intangibles from the 2003 acquisition of a former partner's interest in the business.
    As previously announced, on March 8, 2004 a newly formed Canadian subsidiary of the Company acquired three stores in Calgary, Edmonton and Kelowna, Canada, which increased the number of Pick-N-Pull stores to 26.

    Steel Manufacturing Business

    The Steel Manufacturing Business reported an operating profit of $2.7 million in the second quarter of fiscal 2004, which compares to an operating loss of $1.4 million in the 2003 period. As expected, the quarter's results included $1.8 million from the final payment of an electrode price fixing settlement that was settled in favor of a number of steel mills, including the Company's mill in McMinnville, Oregon. Selling prices averaged $351 per ton in the second quarter of fiscal 2004, which was $68 and $41 per ton higher than the amounts reported in the second quarter of fiscal 2003 and the first quarter of fiscal 2004, respectively. The rise in selling prices was primarily caused by the combination of increasing end user demand as well as domestic mills increasing prices to offset rising raw material and energy costs.
    Second quarter 2004 sales volumes rose 18% from the 2003 second quarter not only due to the increases in steel consumption, but also seemed to be caused by customers' efforts to buy ahead of announced price increases. Partially offsetting the higher prices and sales volume was an increase in the cost of raw materials resulting from increases in world wide demand for recycled ferrous metal.

    Income Taxes

    As part of the 1996 Proler International, Inc. acquisition, the Company acquired federal income tax net operating loss carryforwards ("NOLs"). As of February 29, 2004, the NOLs totaled $15.3 million and if not used will expire in 2015 and 2016. In addition to the expiration dates, the NOLs are subject to annual limitations of $2.4 million that can be utilized to offset taxable income.
    In accordance with generally accepted accounting principles ("GAAP"), the Company established valuation reserves for the acquired NOLs. The valuation reserves were required to the extent management believed that it was uncertain whether the Company's future taxable income, over the life of the NOLs, would be available to utilize the NOLs. Historically, management reviewed the need for valuation reserves on a quarterly basis and released the reserves only to the extent they felt the uncertainty was mitigated.
    During the second quarter of fiscal 2004, management made a determination that it was more likely than not that the Company's future taxable income would be available to fully utilize the NOLs. Management's determination was based upon a number of factors including profitability trends, industry fundamentals, and recent profitable acquisitions. The reversal of the NOL reserves, offset in part by other factors, reduced the Company's second quarter tax rate from approximately 29% to 19%. The change in the Company's GAAP tax rate associated with the reversal of the valuation reserves has no impact on the Company's cash flow; however, the cash taxes paid by the Company are anticipated to continue to benefit from the NOLs through the year 2016.

    Outlook

    As mentioned earlier, the ferrous recycled metal market continued to strengthen throughout the second quarter of fiscal 2004. However, the market for recycled metal continues to remain volatile and difficult to predict. The Metals Recycling Business normally accepts orders 60 to 90 days before shipment. Based upon the Metals Recycling Businesses' third quarter 2004 order backlog, contracted selling prices are, on average, significantly higher than the amounts realized in the second quarter of fiscal 2004 and the third quarter of fiscal 2003. Third quarter 2004 sales volumes are anticipated to be in the general range of last year's third quarter level. Ocean freight rates continue to remain high from a historical context, however, it appears freight rates are beginning to stabilize and may begin to show a modest decline in the coming months. The cost of unprocessed ferrous metal remains very competitive and volatile. We anticipate the cost of unprocessed metal to generally follow the trend of market selling prices.
    The joint venture processors in the metals recycling business are anticipated to experience similar market trends as the Company's wholly owned Metals Recycling Business; however, their financial results may vary depending on geographical locations, competition and other factors.
    The domestic economy appears to be improving, which has spurred an increase in demand for finished steel and has benefited the Company's Steel Manufacturing Business. Over the last few months, finished steel selling prices steadily rose across all product lines. Finished steel sales volumes traditionally increase in the third fiscal quarter due to seasonal improvements in demand. However, management believes that certain customers appear to have built inventories during the second quarter, which is expected to modestly reduce third quarter sales volumes. It's anticipated that third quarter sales volumes will be in excess of 150,000 tons. Market prices are expected to continue to rise throughout the third quarter. The higher selling prices are anticipated to be partially offset by higher raw material costs. Overall, it is estimated that the Steel Manufacturing Business will continue to be profitable in the third quarter of fiscal 2004.
    The Auto Parts Business typically experiences increased retail demand in the third quarter of each year as customer admissions increase in concert with improving weather conditions. Wholesale revenues should remain strong and may improve modestly over the second quarter of this fiscal year. The anticipated increase in revenues is expected to be offset in part by higher inventory costs. The Auto Parts Business's operating profits are also anticipated to benefit from the addition of the three new Canadian stores.
    Overall, the Company estimates its third quarter 2004 income from operations to be in the $38 million to $43 million range. This amount compares to income from operations of $22.0 million reported for the third quarter of fiscal 2003.
    The Company's effective tax rate should continue to benefit from Extraterritorial Income Exclusion benefits associated with certain export sales. These, as well as other factors, including increased profitability, should result in an effective fiscal 2004 annual tax rate in the 29% to 30% range.

    Second Quarter 2004 Conference Call

    In conjunction with this release, Schnitzer Steel invites you to listen to its conference call that will be broadcast over the Internet today at 5 PM EST with Robert W. Philip, Chairman and Chief Executive Officer and Barry A. Rosen, Vice President -- Finance and Chief Financial Officer. The call is being webcast by CCBN and can be accessed on Schnitzer Steel's web site at www.schnitzersteel.com.
    Schnitzer Steel Industries, Inc. is one of the nation's largest recyclers of ferrous metals, a manufacturer of finished steel products and a leading self-service used auto parts retailer. The Company, with its joint venture partners, processes approximately 4.9 million tons of recycled ferrous metals per year. In addition, the Company's steel mill has an annual production capacity of approximately 700,000 tons of finished steel products. The Company and its joint venture partners operate primarily along the West Coast and Northeastern seaboard of the United States.

    This news release, particularly the "Outlook" section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. One can generally identify these forward-looking statements because they contain "expect", "believe", "anticipate", "estimate" and other words that convey a similar meaning. One can also identify these statements, as they do not relate strictly to historical or current facts. Examples of factors affecting both Schnitzer Steel Industries, Inc.'s consolidated operations and its joint ventures (the Company) that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates; the predictability of joint venture operating results; and the inability to complete expected large scrap export shipments in the current quarter, all as discussed in more detail under the heading "Factors That Could Affect Future Results" in the Company's most recent quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.
    For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.


                   SCHNITZER STEEL INDUSTRIES, INC.
                         FINANCIAL HIGHLIGHTS
               (in thousands, except per share amounts)
                              (Unaudited)

              For the Three Months Ended    For the Six Months Ended
              --------------------------- ----------------------------
              February 29,  February 28,  February 29,   February 28,
                  2004          2003          2004          2003
              ------------- ------------- ------------- --------------

REVENUES:

Metals Recycling
 Business:
 Ferrous sales    $ 95,545      $ 72,630      $161,439      $ 106,561
 Nonferrous sales   12,078        11,669        24,487         21,784
 Other sales         1,704         1,417         3,003          2,945
              ------------- ------------- ------------- --------------
  Total sales      109,327        85,716       188,929        131,290

Auto Parts
 Business           17,245        14,755        34,905         30,894
Steel Manufacturing
 Business           59,861        41,271       113,080         84,101
Intercompany sales
 eliminations      (24,830)      (17,083)      (46,935)       (30,959)
              ------------- ------------- ------------- --------------
  Total           $161,603      $124,659      $289,979      $ 215,326
              ============= ============= ============= ==============


INCOME (LOSS) FROM OPERATIONS:

Metals Recycling
 Business         $ 13,162      $  8,482      $ 23,085      $  11,565
Auto Parts
 Business            5,094         5,021        10,983         10,231
Steel Manufacturing
 Business            2,691        (1,358)        2,549         (2,615)
Joint ventures       8,684         6,194        14,621          9,369
Corporate expense   (3,018)       (2,529)       (5,664)        (4,553)
Intercompany
 eliminations       (2,396)         (413)       (3,252)           160
Impairment and
 other nonrecurring
 charges                 -        (2,100)            -         (2,100)
              ------------- ------------- ------------- --------------
  Total           $ 24,217      $ 13,297      $ 42,322      $  22,057
              ============= ============= ============= ==============



NET INCOME        $ 18,549      $  8,409      $ 30,726      $  11,303
              ============= ============= ============= ==============

BASIC EARNINGS
 PER SHARE        $   0.93      $   0.46      $   1.55      $    0.61
              ============= ============= ============= ==============

DILUTED
 EARNINGS PER
 SHARE            $   0.89      $   0.44      $   1.48      $    0.60
              ============= ============= ============= ==============

SHARE
 INFORMATION
 (THOUSANDS):
  Basic shares
   outstanding      20,014        18,412        19,867         18,410
              ============= ============= ============= ==============

  Diluted shares
   outstanding      20,736        18,906        20,697         18,806
              ============= ============= ============= ==============

Note: Effective March 25, 2004, the Company completed a previously announced 3-for- 2 stock split. The per share information that is contained above was prepared using the number of shares outstanding before the stock split. The following table was prepared to assist the reader in understanding the per share information assuming the 3-for-2 stock split had occurred as of February 29, 2004:

NET INCOME        $ 18,549      $  8,409      $ 30,726      $  11,303
              ============= ============= ============= ==============

PRO FORMA
 BASIC EARNINGS
 PER SHARE        $   0.62      $   0.30      $   1.03      $    0.41
              ============= ============= ============= ==============

PRO FORMA
 DILUTED EARNINGS
 PER SHARE        $   0.60      $   0.30      $   0.99      $    0.40
              ============= ============= ============= ==============

PRO FORMA SHARE
 INFORMATION
 (THOUSANDS):
  Basic shares
   outstanding      30,021        27,618        29,800         27,615
              ============= ============= ============= ==============

  Diluted shares
   outstanding      31,104        28,359        31,045         28,209
              ============= ============= ============= ==============


                   SCHNITZER STEEL INDUSTRIES, INC.
                   CONSOLIDATED STATEMENT OF INCOME
               (in thousands, except per share amounts)
                              (Unaudited)



                     For the Three Months    For the Six Months Ended
                             Ended
                   ------------------------- -------------------------
                   February 29, February 28, February 29, February 28,
                      2004         2003         2004         2003
                   ------------ ------------ ------------ ------------


 Revenues           $  161,603    $ 124,659   $  289,979    $ 215,326
                   ------------ ------------ ------------ ------------

 Costs and expenses:
    Cost of goods
     sold and other
     operating
     expenses          135,631      106,156      242,329      182,949
    Impairment and
     other
     nonrecurring
     charges                 -        2,100            -        2,100
    Selling and
     commission
     expenses            1,106        1,257        2,384        2,442
    General and
     administrative
     expenses            9,333        8,043       17,565       15,147
                   ------------ ------------ ------------ ------------

 Income from
  consolidated
  operations            15,533        7,103       27,701       12,688

 Income from joint
  ventures               8,684        6,194       14,621        9,369
                   ------------ ------------ ------------ ------------

 Income from
  operations            24,217       13,297       42,322       22,057

 Other income (expense):
    Interest expense      (486)        (310)        (926)        (690)
    Other income
     (expense), net        (50)         (27)         154         (216)
                   ------------ ------------ ------------ ------------
                          (536)        (337)        (772)        (906)
                   ------------ ------------ ------------ ------------


 Income before
  cumulative effect
  of change in
  accounting
  principle,income
  taxes, minority
  interests and
  pre-acquisition
  interests             23,681       12,960       41,550       21,151

 Income tax
  provision             (4,582)      (3,502)      (9,764)      (5,517)
                   ------------ ------------ ------------ ------------

 Income before
  cumulative effect
  of change in
  accounting
  principle, minority
  interests, and
  pre-acquisition
  interests             19,099        9,458       31,786       15,634

 Minority interests,
  net of tax              (550)        (354)      (1,060)        (801)
 Pre-acquisition
  interests, net of
  tax                        -         (695)           -       (2,547)
                   ------------ ------------ ------------ ------------
 Income before
  cumulative effect
  of change in
  accounting
  principle             18,549        8,409       30,726       12,286

 Cumulative effect
  of change in
  accounting
  principle                  -            -            -         (983)
                   ------------ ------------ ------------ ------------

 Net income         $   18,549    $   8,409   $   30,726    $  11,303
                   ============ ============ ============ ============


 Basic earnings per
  share             $     0.93    $    0.46   $     1.55    $    0.61
                   ============ ============ ============ ============

 Diluted earnings
  per share         $     0.89    $    0.44   $     1.48    $    0.60
                   ============ ============ ============ ============

Note: Effective March 25, 2004, the Company completed a previously announced 3-for-2 stock split. The per share information that is contained above was prepared using the number of shares outstanding before the stock split. The following table was prepared to assist the reader in understanding the per share information assuming the 3-for-2 stock split had occurred as of February 29, 2004:

NET INCOME          $   18,549    $   8,409   $   30,726    $  11,303
                   ============ ============ ============ ============

PRO FORMA BASIC
 EARNINGS PER SHARE $     0.62    $    0.30   $     1.03    $    0.41
                   ============ ============ ============ ============

PRO FORMA DILUTED
 EARNINGS PER SHARE $     0.60    $    0.30   $     0.99    $    0.40
                   ============ ============ ============ ============

PRO FORMA SHARE
 INFORMATION
 (THOUSANDS):
     Basic shares
      outstanding       30,021       27,618       29,800       27,615
                   ============ ============ ============ ============

     Diluted shares
      outstanding       31,104       28,359       31,045       28,209
                   ============ ============ ============ ============


                   Schnitzer Steel Industries, Inc.
                     Selected Operating Statistics
                              (Unaudited)



                                   Q1 FY04     Q2 FY04       FY04
                                 -------------------------------------
Metals Recycling Business
    Ferrous Recycled Metal Sales
     Prices ($/LT)
         Domestic                $      135   $      168   $      150
         Export                  $      144   $      154   $      150
         Average                 $      140   $      158   $      150

    Ferrous Sales Volume (LT)
         Domestic Processed(a)       99,781      105,371      205,152
         Domestic Brokered(a)        73,366       40,658      114,024
         Export                     235,481      355,304      590,785
                                  ----------   ----------   ----------
           Total (a)                408,628      501,333      909,961
                                  ==========   ==========   ==========

     (a) Includes sales to the
         Steel Manufacturing
         Business                   157,989      131,837      289,826
                                  ==========   ==========   ==========


Steel Manufacturing Business
    Sales Prices ($/NT)
         Rebar                   $      308   $      354   $      331
         Other                   $      313   $      347   $      330
         Average                 $      310   $      351   $      331

    Sales Volume (NT)
         Rebar                       91,204       89,699      180,903
         Wire Rod                    43,020       43,358       86,378
         Other                       28,370       29,252       57,622
                                  ----------   ----------   ----------
           Total                    162,594      162,309      324,903
                                  ==========   ==========   ==========

Joint Ventures Ferrous Recycled
 Metal Sales Volume
    Processed (LT)                  674,622      827,787    1,502,409
    Brokered (LT)                   677,395      623,066    1,300,461
                                  ----------   ----------   ----------
                                  1,352,017    1,450,853    2,802,870
                                  ==========   ==========   ==========




                   Q1 FY03    Q2 FY03    Q3 FY03    Q4 FY03     FY03
                 -----------------------------------------------------
Metals Recycling
 Business
 Ferrous
  Recycled Metal
  Sales Prices
  ($/LT)
   Domestic    $      100 $      108 $      125 $      119 $      114
   Export      $      104 $      113 $      140 $      144 $      127
   Average     $      102 $      111 $      133 $      137 $      122

 Ferrous Sales
  Volume (LT)
   Domestic
    Processed(a)  113,439     95,277    132,217     82,087    423,020
   Domestic
    Brokered(a)    38,890     57,462     60,322     75,376    232,050
   Export         142,199    402,437    239,801    372,658  1,157,095
                ---------- ---------- ---------- ---------- ----------
     Total (a)    294,528    555,176    432,340    530,121  1,812,165
                ========== ========== ========== ========== ==========

  (a) Includes
      sales to the
      Steel
      Manufacturing
      Business    114,988    140,823    144,274    134,787    534,872
                ========== ========== ========== ========== ==========


Steel Manufacturing
 Business Sales
 Prices ($/NT)
   Rebar       $      273 $      269 $      282 $      298 $      282
   Other       $      293 $      299 $      305 $      303 $      300
   Average     $      284 $      283 $      293 $      300 $      291

 Sales Volume
  (NT)
   Rebar           64,652     74,160     88,323     99,829    326,964
   Wire Rod        50,216     37,790     47,469     51,016    186,491
   Other           27,470     25,099     28,418     27,170    108,157
                ---------- ---------- ---------- ---------- ----------
     Total        142,338    137,049    164,210    178,015    621,612
                ========== ========== ========== ========== ==========

Joint Ventures
 Ferrous Recycled
 Metal Sales Volume
  Processed (LT)  635,899    941,220    880,173    865,255  3,322,547
  Brokered (LT)   470,304    304,068    387,336    674,753  1,836,461
                ---------- ---------- ---------- ---------- ----------
                1,106,203  1,245,288  1,267,509  1,540,008  5,159,008
                ========== ========== ========== ========== ==========



Note: Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer


    CONTACT: Schnitzer Steel Industries, Inc.
             Barry Rosen, 503-323-2720 (Financial Contact)
              or
             Tom Zelenka, 503-323-2821 (Press Contact) www.schnitzersteel.com